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Exhibit 99

Contact:                                             For Immediate Release
                  Carol Jones & Lewis Foulke
First Washington FinancialCorp
(609) 426-1000


                         First Washington FinancialCorp
                     Reports Record Second Quarter Earnings

(Windsor, N.J., Aug 8, 2002) -- First Washington FinancialCorp (OTCBB: "FWFC"), parent company of First Washington State Bank announced record second quarter results.

Net income for the second quarter of 2002 was $983.3 thousand, a 48.4% increase, or $0.34 per basic share and $0.32 per diluted share when compared to the $662.5 thousand, or $0.25 per basic share and $0.24 per diluted share reported for the second quarter of 2001. Per share figures have been restated for the 5% stock dividend paid in the fourth quarter of 2001.

Net income was $1.9 million or $0.67 per basic share and $0.64 per diluted share for the 6 month period ending June 30, 2002. This reflects an increase of $680.5 thousand or 54.5% when compared with net income of $1.2 million or $0.47 per basic share and $0.45 per diluted share reported for the first six months of 2001. Per share figures have been restated for the 5% stock dividend paid in the fourth quarter of 2001.

Total assets at June 30, 2002 increased to $361.4 million, a 20.0% or $60.3 million increase, over total assets at June 30, 2001. Total loans increased $3.6 million or 2.1 % to $178.8 million and total deposits increased $52.4 million or 19.9% to $315.4 million compared to June 30, 2001.

"We are very proud of our second quarter financial achievements," said Mr. C. Herbert Schneider, President & CEO. "Our recently opened First Washington State Bank Plumsted Township branch office has also experienced substantial growth. This office, which opened on June 2, 2002, has exceeded all expectations."

Mr. Abraham S. Opatut, Chairman of the Board announced, "First Washington State Bank has made application for a branch office in Marlboro. Pending regulatory approvals, a mid-2003 opening is anticipated."

First Washington FinancialCorp is the owner of First Washington State Bank. The Bank, headquartered in Windsor, New Jersey, has 12 branch offices located in Mercer, Monmouth and Ocean Counties. In addition, the Company, through the Bank, is a joint venture partner in Windsor Title Agency, LP, a general title agency located in Lakewood, New Jersey. For more information on First Washington State Bank call (800) 992-FWSB or visit the Bank's web site at www.FWSB.com.


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